Exhibit 99.1

Limoneira Company:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Receives Approval for Master Tentative Tract Map, Supplemental Environmental Impact Report, and Updated Development Agreement

– Santa Paula City Council’s Unanimous Decision Represents Final Approval to Break Ground on Santa Paula Gateway Project –

– Company Expects to Commence Construction in 2015 –

Santa Paula, CA., February 18, 2015 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR) announced today that in a February 17, 2015 city council meeting, the City of Santa Paula unanimously approved the Company’s updated East Area 1 Master Tentative Tract Map, Supplemental Environmental Report (“SEIR”), and updated Development Agreement. Following the vote, the property is now fully entitled, and Limoneira has all the requisite approvals to break ground on the Santa Paula Gateway project.

The Santa Paula Gateway project consists of a 550 acre master-planned community with up to 1,500 residential units, 560,000 square feet of commercial space, and 150,000 square feet of light industrial facilities. The plans for the project also include a Kindergarten through Grade 8 public school and a 38 acre community park. In addition, land is earmarked for a future high school/academy site, as well as other master planned community amenities. The Company is currently engaged in negotiations with potential development partners for the project.

Harold Edwards, President and Chief Executive Officer, stated, “We are extremely excited to receive the expected final approval for the Santa Paula Gateway project. We have been working with the City of Santa Paula on the development of East Areas 1 and 2 for over ten years, and we have now cleared the final regulatory hurdle in order for us to move forward on the project and execute on our plans. We expect this project will bring greater prosperity and amenities to the City of Santa Paula and represents a continuation of Limoneira’s leadership within our community.”

Mr. Edwards continued, “The Santa Paula Gateway project will benefit from its highly desirable location, which is fourteen miles from the Pacific Coast and 65 miles from Los Angeles and easily accessible to several major highways. Our estimates suggest that our master planned community represents approximately 25% of Ventura County’s buildable residential lots for the next several years. We plan to announce a development partner within the next few months, and pending market conditions, we anticipate beginning construction in 2015. As the project progresses, we believe we are well positioned to benefit from expected additional cash flow, which will in turn enhance shareholder value.”

About East Area 1 / East Area 2 / Santa Paula Gateway Project

Santa Paula’s East Area 1 project was conceived in 2004 by the Limoneira Company and the City of Santa Paula under the formation of a Memorandum of Understanding between the two parties. In addition to the aforementioned residential units, commercial property, and light-industrial property, the plan also proposed building new schools, parks, recreational fields/facilities, public-safety facilities and a new community center to support a healthy and sustainable community.

From 2008 to 2010, the City of Santa Paula diligently worked with the City of Fillmore to establish a Greenbelt Ordinance for all of the agricultural and open-space property between Haun Creek (to the west near Santa Paula) and Sespe Creek (to the east near Fillmore). Following the establishment of this Greenbelt Ordinance, the City of Santa Paula then submitted its application for annexation of the East Area 1 property into the City of Santa Paula to the Local Agency Formation Commission (LAFCO) in 2011. The East Area 1 project was approved by the LAFCO commissioners in 2011 but annexation of the East Area 1 property into the City of Santa Paula was contingent upon the successful application for annexation of East Area 2. Together, East Area 1 and East Area 2 were named the Santa Paula’s Gateway Project. The annexation of the Santa Paula Gateway project into the City of Santa Paula was completed in 2013.

The approval of the East Area 1 Master Tentative Tract Map, SEIR, and updated Development Agreement was the final requisite approval for the project. Limoneira has already begun rock remediation and anticipates construction to commence in 2015, pending market conditions.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

The Company believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Company cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Company’ SEC filings, which are available on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.